Exhibit 99.1

U.S. ENERGY SYSTEMS PROVIDES BUSINESS AND FINANCIAL UPDATE

NEW YORK, June 25, 2007 – U.S. Energy Systems, Inc. (Nasdaq: USEY), a “clean and green” energy company, today reported on recent business developments relating to its UK natural gas exploration and production subsidiary, and provided an update on USEY’s financial position. In addition, USEY reported that its board of directors has determined to seek to engage independent third party financial advisors for purposes of assisting the board in its evaluation of potential refinancing or restructuring transactions as well as other strategic alternatives available to USEY (collectively with its subsidiaries the “Company”). The Company further reported that certain statements with respect to the Company’s working capital position attributed to USEY personnel in a June 18 Reuters article were inaccurate and should be interpreted in the context of the information presented today.

Description of UK Gas Assets

The assets comprising USEY’s UK business were acquired by USEY in August 2006 through a series of transactions and financings. They consist of (i) gas licenses for 100,000 acres of onshore natural gas properties (“UK Gas Assets”) located in 6 fields (four of which are producing and two of which are to be developed) in North Yorkshire, England, (ii) an on-site 42MW gas-fired power plant (the “Power Plant”), and (iii) a Power Purchase Agreement and a Gas Sales Agreement with Scottish Power Energy Management Ltd (“Scottish Power”), under which Scottish Power has an obligation to take all of the electricity generated by the plant and all of the natural gas produced from the surrounding reserves up to 100 bcf, in each case at a small discount to market for the first 67 bcf and at a reduced discount for the remaining 33 bcf. Both agreements are for up to 12 years or a combined 100 bcf of gas sold, whichever occurs first.

Expansion Costs

The Company previously reported that it has insufficient funds for the planned expansion of the UK Gas Assets. Based on forecasts provided to the Company by independent third party engineers, the capital expenditure requirements for completion of the planned expansion of the UK Gas Assets are expected to significantly exceed the current capital expenditure budget of US$ 36,000,000 and may exceed that amount by more than 100%. The Company will determine the actual extent of the capital requirement necessary for implementing the planned expansion through discussions with independent engineers over the upcoming four to six week period. However, absent a refinancing or the raising of additional capital by the Company in an amount sufficient to meet the capital requirements for the expansion, the Company will not have sufficient funds to complete the expansion of the UK Gas Assets. Failure to complete the expansion of the UK Gas Assets will result in the Company’s inability to generate sufficient revenue to service the debt under the UK financing agreements. The Company is also evaluating measures which may reduce the capital requirements for the expansion, however there can be no assurance that the Company will be successful in reducing the capital needs through the adoption of such measures. In addition, there can be no assurance that the Company will be able to complete a refinancing or the raising of additional capital in a timely manner or on acceptable terms. Any raising of capital involving the issuance of equity is expected to result in a significant dilution to existing shareholders.

Working Capital Deficiencies

The Company previously reported that there can be no assurance that the Company will have sufficient cash flow from operations, financings or equity issuances to fund anticipated cash requirements for the next twelve months. The Company believes that absent a refinancing, the raising of additional capital or other financial restructuring (including a restructuring involving the permitted sale of certain of the Company’s assets), the Company will be unable to meet operating requirements and certain contractual obligations as they become due as early as August 2007. The Company currently is projecting a shortfall in working capital in the UK for the year 2007 in an amount up to US$ 3,200,000 and is currently evaluating cost saving measures intended to reduce such shortfall. There can be no assurance that the Company will be able to complete a refinancing or additional capital raise (which, in the case of an equity issuance, would result in the dilution of existing shareholders) on acceptable terms, or implement cost saving measures within the timeframe required to permit the Company to meet its working capital needs or comply with such contractual obligations.

Compliance with Financing Arrangements

The Company previously reported that it has insufficient funds to make certain capital contributions required under the UK financing arrangements between September and December of 2007. Absent a refinancing or the raising of additional capital (which, in the case of an equity issuance, would result in the significant dilution of existing shareholders), the Company will not be able to meet its capital contribution obligations starting in September 2007 and will be in default under the UK financing arrangements.

The Company is not currently in compliance with certain of its non-monetary obligations under the UK financing arrangements. The Company has notified the financing parties under the UK financing arrangements of such current and anticipated failure and is in discussions with the UK financing parties. To date, no financing party has taken any action or notified the Company that it intends to take action under the financing arrangements in response to such non-compliance. However, there can be no assurance that the financing parties will not take action in response to such non-compliance, including the declaration of a default under the financing arrangements and the acceleration of all outstanding indebtedness. If the UK financing parties were to declare the UK financing arrangements in default and exercise remedies, such action could involve foreclosure on substantially all of the Company’s assets and would have a material adverse effect on the Company. In that circumstance, the Company is unable to provide assurances that it would be able to avoid bankruptcy or insolvency proceedings.

There has been no payment default under the UK financing agreements.

Connection to UK’s National Transmission System (“NTS”)

The Company anticipated that it would be in a position to deliver gas to the NTS on a firm capacity (i.e., uninterrupted) basis upon completion of the expansion plans by August 2009.

Based on information recently provided to the Company by the operator of the NTS, the Company has determined that it would not be permitted to deliver gas from the UK Gas Assets to the NTS on a firm capacity basis before April 2011 at the earliest.

Consequently, the Company is revising its plans to enable it to deliver gas from the UK Gas Assets to the NTS on an interruptible basis by August 2009 until deliveries to the NTS on a firm capacity basis become possible. Until connection to the NTS is made on a firm capacity basis, interruptions of the Company’s deliveries of gas to the NTS could reduce revenues generated from the sale of gas which may adversely affect the Company’s ability to service its debt or to comply with certain liquidity covenants under the UK financing agreements.

Suspension of UK Subsidiary’s CEO

On June 24, 2007, the board of directors of USEY took action to suspend Mr. Grant Emms, the Chief Executive Officer and a director of UK Energy Systems Ltd., a subsidiary of USEY, with pay and other contractual benefits, pending an investigation by the audit committee. During such suspension, Mr. Joseph Reynolds, who has been the UK subsidiary’s Program Director since August 2006, will serve as the UK subsidiary’s interim Chief Executive Officer. A summary of Mr. Reynolds’s professional experience can be found in USEY’s most recent Form 10-K.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, our ability to raise needed funds through an equity issuance or refinancing; access to needed financing or refinancing on acceptable terms; access to capital markets; our ability to continue as a going concern; our ability to complete projects, including the UK expansion, as budgeted and in a timely manner; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on our capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; dependence on management and key personnel; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; the inability to commence and complete planned projects in a timely manner; our ability to continue our growth strategy; and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006. We do not undertake to update any of the information set forth in this press release.